Exhibit 99.1

December 1, 2015

Liberty Media Corporation to Present at the UBS 43rd Annual Global Media and Communications Conference

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (Nasdaq: LMCA, LMCB, LMCK) (“Liberty”) announced that Greg Maffei, President and CEO of Liberty Media Corporation, will be presenting at the UBS 43rd Annual Global Media and Communications Conference on Tuesday, December 8, 2015 at 4:00 PM ET at The Hilton Midtown in New York, NY.  During his presentation, Mr. Maffei may make observations regarding the company's financial performance and outlook and the proposed creation of the Liberty Braves Group tracking stock, the Liberty SiriusXM Group tracking stock and the Liberty Media Group tracking stock.

The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Media Corporation website at http://www.libertymedia.com/events to register for the webcast.  An archive of the webcast will also be available on this website for 30 days after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation (Nasdaq: LMCA, LMCB, LMCK) operates and owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM and Braves Holdings, LLC, its interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty’s existing common stock or Liberty’s proposed Liberty Braves Group tracking stock, Liberty SiriusXM Group tracking stock or Liberty Media Group tracking stock. The offer and sale of shares of the proposed tracking stocks will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC regarding the proposed tracking stocks, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares of the proposed tracking stocks. Copies of Liberty’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the tracking stocks. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials with respect to the creation of the proposed tracking stocks to be filed with the SEC.

Liberty Media Corporation
Courtnee Ulrich, 720-875-5420

Source: Liberty Media Corporation